EXHIBIT 99.4

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA

INDEPENDENT AUDITOR’S CONSENT

To:	Export Development Canada

I consent to the incorporation by reference of my independent auditor’s report dated September 3, 2015 to the Minister of Finance on the condensed consolidated financial statements of the Government of Canada, which comprise the condensed consolidated statement of financial position as at March 31, 2015, the condensed consolidated statement of operations and accumulated deficit, condensed consolidated statement of change in net debt and condensed consolidated statement of cash flow for the year then ended, and related notes, which is incorporated by reference in the Government of Canada’s Annual Report on Form 18-K for the fiscal year ended March 31, 2015 that is incorporated by reference in Export Development Canada’s Registration Statement under Schedule B to be filed with the U.S. Securities and Exchange Commission on the Electronic Data Gathering, Analysis and Retrieval system on July 29, 2016.

I have not performed any procedures subsequent to the date of this consent.

This consent is provided to Export Development Canada for use solely in connection with the filing of the Registration Statement under Schedule B pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934; accordingly, I do not consent to the use of my independent auditor’s report for any other purpose.

/s/ Michael Ferguson
Michael Ferguson, CPA, CA
FCPA (New Brunswick)
Auditor General of Canada

July 29, 2016

Ottawa, Canada